GUIDESTONE CAPITAL MANAGEMENT, LLC & GUIDESTONE FUNDS

CODE OF ETHICS

INTRODUCTION

GuideStone Capital Management, LLC ("GSCM" or "Adviser") and GuideStone Funds ("Trust" or "Funds") have adopted this Code of Ethics ("Code") in accordance with Rule 204A-1 under the Investment Advisers Act of 1940, as amended ("Advisers Act"), and Rule 17j-1 under the Investment Company Act of 1940, as amended ("1940 Act"). This Code, and the requirements within, apply to "Access Persons" of GSCM and of the Funds.

Who is an "Access Person"?

Access Persons of the Adviser and/or the Funds will include the following individuals:

•Any director, trustee, officer, or employee1 of the Adviser or of the Funds who has access to certain non-public information;

•Any employee of GuideStone Financial Resources ("GSFR") who regularly obtains information concerning recommendations made by GSCM to the Funds with regard to the purchase or sale of "Covered Securities"

(defined below) by the Funds; and

•Any "Temporary" Access Person (defined below) who is given access to non-public Fund information as part of a distinct project or event; and

•Any person that the Chief Compliance Officer of the Adviser and of the Funds ("CCO") may designate.

The CCO will maintain a list of Access Persons.

STANDARDS OF BUSINESS CONDUCT

The primary principle of the Code is that Access Persons owe a fiduciary2 duty to the Funds. In consideration of this fiduciary duty, Access Persons shall:

•Always place the interests of the Trust first;

•Conduct personal securities transactions in a manner consistent with this Code;

•Avoid any actual or potential conflicts of interest or any abuse of a position of trust and responsibility;

•Adhere to the fundamental standard that they must not take inappropriate advantage of their position;

•Comply with applicable federal securities laws, including the 1940 Act and the Advisers Act;

•Restrict access to confidential information about securities recommendations, holdings and transactions by persons who do not need such information to perform their duties; and

•Promptly report any violations3 of this Code to the CCO.

Access Persons, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by the Trust, shall not:

•Employ any device, scheme or artifice to defraud the Trust;

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While all employees are technically employees of GuideStone Financial Resources (the parent company of GSCM), for the purposes of this Code, "employee of the Adviser or of the Funds" shall mean those persons who are assigned to work, on a full-time basis, on behalf of GSCM and/or the Funds.

A fiduciary duty is a legal obligation to act in the best interest of another.

The duty to report violations includes reporting violations that you may have committed.

•Make any untrue statement of a material fact to the Trust or omit to state to the Trust a material fact necessary in order to make the statements made, considering the circumstances under which they are made to the Trust, not misleading;

•Engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Trust; or

•Engage in any manipulative practice with respect to the Trust.

STANDARDS FOR THE CARE AND USE OF INFORMATION

Protecting the Confidentiality of Non-Public Information

Access Persons have a duty to protect the confidentiality of information maintained by the Adviser. Confidential information includes, but is not strictly limited to, information about securities transactions, Fund holdings, proposed

Definition of Covered Securities and Covered Accounts

The term "Covered Security", for the purposes of the Code, means shares of the Funds, stocks, notes, bonds, futures, investment contracts, ETFs, closed end funds, options or any other financial instrument considered a security under the Advisers Act4. Please be advised that it is best practice to consider all securities to be Covered Securities except for the following exclusions allowed under the Advisers Act and 1940 Act:

•Direct obligations of the United States government;

•Bankers' acceptances, certificates of deposit and commercial paper;

•Shares of money market funds; and

•Shares of open-end mutual funds not advised by GSCM.

The term "Covered Account" includes all accounts that could hold Covered Securities in which the Access Person has a Beneficial Interest. Access Persons are deemed to have Beneficial Interest in accounts held by their spouse, minor children and other members of the Access Person's immediate family who share their household. For purposes of this Code, Covered Accounts shall also include any accounts over which an Access Person has direct control or has the ability to direct investment activity. Examples include a trustee of a trust, an executor(trix) of an estate or being given power of attorney over any account in which Covered Securities may be purchased or sold.

new Fund offerings and material Fund restructurings. At no time should non-Access Persons be given confidential information without first receiving approval from the CCO. This includes a prohibition on conveying the Fund's confidential information to other employees of GSFR.

Prohibitions on the Improper Use of Information

As described above under "Standards of Business Conduct", Access Persons are prohibited from taking inappropriate advantage of their position. This includes a prohibition on using non-public information for personal gain or for illegal purposes. Therefore, Access Persons shall not:

•Use their knowledge about the securities transactions or holdings of the Trust4 in trading for any Covered Account;

•Purchase or sell for any Covered Account, directly or indirectly, any Covered Security that the Access Person knows, or reasonably should know, at the time of purchase or sale, is being actively purchased or sold or is being considered for purchase or sale on behalf of the Trust;

4Including the trading of shares of GuideStone Funds.

•Purchase or sell Covered Securities, for any Covered Account, or any other account, including any GuideStone Fund account, on the basis of Material Non-Public Information ("MNPI")5;

•Disclose MNPI about a company or a company's securities to any person except for lawful purposes and in accordance with the Code; and

•Fail to provide investment ideas to the Trust before engaging in personal transactions or transactions for a Covered Account based on these ideas.

TRADING RESTRICTIONS & PRE-APPROVAL REQUIREMENTS

Restriction Periods - GuideStone Funds

Trading Restrictions – GuideStone Funds

When certain types of changes/material restructurings occur within the Funds, the buying and/or selling of Fund shares by Access Persons may be restricted. During a "Restriction Period", Access Persons may not purchase, nor may they sell, shares of the Fund(s) undergoing restructuring within a Covered Account6. Generally, Restriction Periods will begin on the date on which the proposed restructuring is presented to the Investment Management Committee of the GuideStone Funds Board of Trustees and will remain in effect until a filing is made with the U.S. Securities and Exchange Commission ("SEC") (or otherwise made public). Access Persons are restricted from purchasing or selling, or causing the purchase or sale, of a Fund share for any account (e.g., a client account) while they are aware of MNPI about that Fund, unless consistent with an exception defined by the CCO (e.g., a written plan put in place before the information was known).

Trading Restrictions – Individual Securities

GSCM may periodically buy or sell individual securities on behalf of the Funds. Access Persons are prohibited from buying or selling a security purchased by GSCM on any day during which a trade in that security is pending in a Fund account. Access Persons are also prohibited from transacting in that security if GSCM is actively considering trading that security on behalf of the Fund(s). Furthermore, Access Persons may not trade that security 5 trading days before or after a transaction in that security has been placed within a Fund account.

The CCO will announce the beginning and end of Restriction Periods and shall retain the authority to declare a Restriction Period for any reason without being constrained by the above guidelines.

Pre-Approval Requirements

Without exception, all Access Persons must obtain pre-approval from the CCO before participating in the following within a Covered Account:

•Initial Public Offerings ("IPOs"); and

•Limited Offerings.

In addition to the requirement to obtain pre-clearance for IPOs and Limited Offerings, a sub-set of Access Persons

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Material Non-Public Information refers to any information that is both "material" and "non-public." Information is generally deemed "material" if a reasonable investor would consider it important in deciding whether to purchase or sell a company's securities or information that is reasonably certain to affect the market price of the company's securities, regardless of whether the information is directly related to the company's business. Information is considered "non-public" when it has not been effectively disseminated to the marketplace. Information found in reports filed with the SEC or appearing in publications of general circulation would be considered public information.

Automatic contributions and loan payments are not subject to Restriction Periods.

deemed "Portfolio Access Persons"7 must obtain pre-clearance from the CCO before trading specified securities within a Covered Account. Pre-clearance is valid until market close on the next trading day after approval is given. Pre- clearance must be re-sought if the trade is not completed prior to this time. Portfolio Access Persons are to be designated by the CCO and will generally be GSCM employees who work directly on developing and managing investment strategies within the Funds. Portfolio Access Persons must obtain pre-clearance before effecting transactions in the following security types within a Covered Account:

•Equity securities, and options on equities (except as provided below). The following are exempt from the pre-clearance requirements:

•Purchases or sales of exchange-traded funds (ETFs);

•Purchases or sales over which the Access Person has no direct or indirect influence or control;

•Purchases or sales that are part of an automatic investment/withdrawal program;

•Exercise and sales of Rights and Warrants;

•The receipt of securities as gifts and bequests and the making of personal or charitable gifts or bequests of securities.

REPORTING REQUIREMENTS

Unless specifically excluded, Access Persons must submit the following reports to the CCO regarding their Covered Securities and Covered Accounts:

Initial Holdings Report

An initial report shall be made no later than 10 days after becoming an Access Person. The initial report shall contain the following information current as of a date no more than 45 days prior to the date the person becomes an Access Person:

•The name and type of security, the exchange ticker symbol or CUSIP number (as applicable), the number of shares and the principal amount of each Covered Security;

•The name of any broker, dealer or bank with whom the Access Person maintains a Covered Account; and

•The date the report is being submitted by the Access Person.

Quarterly Transaction Reports

Report(s) of all transactions in Covered Securities and any new Covered Accounts opened during the previous quarter shall be made no later than 30 calendar days after the end of the calendar quarter. The report shall contain the following information:

7"Portfolio Access Persons" are Access Persons who are regularly involved in the review and analysis of security holdings of the Trust. The CCO will maintain a list of Portfolio Access Persons who are required to pre-clear transactions. If you have not been classified as a "Portfolio Access Person" you are not required to obtain pre-approval before trading.

•For transactions in Covered Securities during the quarter:

oThe date of the transaction, the security name, the exchange ticker symbol or CUSIP number (as applicable), the interest rate and maturity date (if applicable), the number of shares and the principal amount;

oThe nature of the transaction (i.e., purchase, sale, gift, etc.);

oThe price at which the transaction was effected;

oThe name of the broker, dealer or bank with or through which the transaction was placed; and

oThe date the report is submitted.

•For any Covered Accounts established during the quarter:

oThe name of the broker, dealer or bank with whom the Covered Account is maintained;

oThe date the Covered Account was established; and o The date the report is being submitted.

Annual Holdings Reports

All holdings of Covered Securities shall be reported within 30 days after the end of the calendar year and must be current as of a date no more than 45 days before the report is submitted. The annual report shall contain the following information:

•The name and type of Covered Security, the exchange ticker symbol or CUSIP number (as applicable), the number of shares and principal amount;

•The name of any broker, dealer or bank with whom any Covered Account is maintained; and

•The date the report is being submitted.

Reporting Exclusions

Exclusions from the reporting requirements include the following:

•GuideStone Funds Trustees are not required to submit Initial Holdings, Quarterly Transaction or Annual Holdings Reports. However, a Trustee must make a Quarterly Transaction Report if, at the time of the transaction, he/she knew or, in the ordinary course of fulfilling his/her official duties, should have known, that during the 15-day period immediately before or after the date of the transaction, such Covered Security was purchased or sold by the Trust or was being considered for purchase or sale by the Adviser or any of the

Trust's sub-advisers.

•"Temporary" Access Persons, due to their temporary nature and limited access to portfolio level information, are exempt from the Initial Holdings, Quarterly Transaction and Annual Holdings reporting requirements. However, access to information on personal trading during the time frame in which they were classified as Access Persons must be made available to the CCO to allow for the CCO to monitor for insider trading. Please see following information regarding "Temporary" Access Persons and their reporting requirements.

Definition and Treatment of "Temporary" Access Persons

A "Temporary" Access Person is a person who is not an Access Person but, due to a legitimate business need, is given access to MNPI. Temporary Access Persons may include employees of GSFR who are not currently classified as Access Persons, contractors to an affiliated entity of the Adviser, or other persons, such as consultants.

When the Funds are impacted by certain material events, the designation of Temporary Access Persons may be necessary to grant certain individuals' access to non-public information regarding the material event. Before any person may be given access to non-public information, permission must be granted by the CCO. Examples of material events that may necessitate the designation of Temporary Access Persons include the closing of a Fund, significant changes to a Fund's fee structure or a material reallocation of underlying Fund holdings. GSFR employees who are given access to MNPI will be designated as Temporary Access Persons until the event has concluded and been made public.

Temporary Access Persons are required to:

•Attest that they have received a copy of the current Code and that they agree to comply with the principles of the Code; and

•Provide access to information on any personal trading that occurred during the period in which they are classified as Temporary Access Persons to allow for the CCO to monitor for insider trading.

Temporary Access Persons will not be required to:

•Submit Initial Holdings, Quarterly Transaction, or Annual Holdings Reports; or

•Seek pre-approval prior trading a Covered Security.

As outlined above under "Protecting the Confidentiality of Non-Public Information", providing non-public information to non-Access Persons is prohibited and will be considered a violation of the Code.

Gifts, Entertainment and Business Courtesies (GSCM Supervised Persons)

On occasion, employees of GSCM ("Supervised Persons")8 may be offered gifts from, or may wish to give gifts to, unaffiliated persons or entities that do business with, or wish to do business with, the Adviser or the Trust. Supervised Persons shall not accept compensation (including gifts and entertainment) from any source for the purchase or sale of any property to or for GuideStone Funds9.

The solicitation, acceptance or giving of such gifts or gratuities by Supervised Persons is therefore prohibited, except for the following limited exceptions:

•Gifts of a nominal value (i.e., gifts whose reasonable value is no more than $100, with a $100 annual limit per vendor and an overall annual limit of $500 from all vendors);

•Customary business lunches, dinners, entertainment (e.g., sporting events) where the vendor representative participates in the activity, otherwise the amount then becomes a gift and is treated as such;

•Promotional items (e.g., pens, mugs, T-shirts);

•Gifts of reasonable value for special occasions (e.g., holidays, retirement); and

•Business courtesies such as attendance at conferences and seminars if no preferential treatment is shown to the Adviser by the sponsor of the conference or seminar (the Adviser officers and employees must pay for travel and lodging associated with the conference or seminar).

If a Supervised Person receives any gift or gratuity that may be prohibited under this Code the Supervised Person must promptly inform the CCO. A Quarterly Gift Report shall be completed and submitted to the CCO within 30 days of quarter's end.

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Section 202(a)(25) of the Advisers Act defines "supervised persons" to include partners, officers, directors or advisory employees as well as other persons providing advice on the adviser's behalf who are "subject to the supervision and control of the investment adviser." "Supervised Persons", for the purposes of the Code, shall mean only those employees of GSFR who work directly on a day- to-day basis in support of GSCM's provision of services to the Funds.

This prohibition excludes regular salary or wages from any affiliate of GuideStone Funds.

Outside Business Activities (GSCM Supervised Persons)

Outside Business Activity ("OBA") shall mean any activity (whether paid or unpaid) that is not a requisite of paid employment with GSFR and its affiliates, including the Trust and the Adviser. To be defined as an OBA, it must possess elements of the types of activity or information in which the Trust and the Adviser regularly engage. Examples of such elements include financial matters, budgeting, investments, retirement plans, securities and securities markets. Supervised Persons may wish to participate in OBAs, either with a for-profit organization or with a non-profit organization. Prior to a Supervised Person embarking upon any OBA, the Supervised Person shall disclose the activity to the CCO of the Adviser. The CCO will review the proposed activity for conflicts of interest. If the proposed activity does not present an actual or potential conflict of interest it will be allowed. Conversely, if it is determined that the activity does present an actual or potential conflict of interest, it will be disallowed if the conflict of interest cannot be remediated. Supervised Persons may not engage in an outside activity until approval has been granted by the CCO. All determinations in these matters will be documented and maintained according to the Adviser's record retention policies and procedures.

Violations of the Code

Violations of the Code by Access Persons (including Temporary Access Persons) will be reported to the Funds' Board of Trustees. Multiple or significant violations of the Code may result in disciplinary actions including possible termination of employment.

Initial and Annual Certification of Compliance

Access Persons must certify initially upon becoming an Access Person, and annually thereafter, that they:

•Have received, read and understand the Code and recognize that as an Access Person, they are subject to the Code and have complied with all the requirements of the Code; and

•Have disclosed or reported all personal securities transactions, holdings and accounts required to be disclosed or reported pursuant to the Code.

Adopted:	May 21, 2019
Amended:	November 7, 2019
Amended:	May 18, 2020